Exhibit 10.4

SEPARATION AGREEMENT BETWEEN
AMERICAN MANAGEMENT SYSTEMS, INCORPORATED AND
PATRICK W. GROSS

     THIS AGREEMENT (the “Agreement”) is made and entered into as of August 30, 2002 by and between Patrick W. Gross (“Mr. Gross”) and American Management Systems, Incorporated (“AMS”).

     WHEREAS, Mr. Gross will be leaving the employ of AMS, and the parties wish to set forth the terms of his departure;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

     1.     Mr. Gross’s last day as an AMS employee (the “Separation Date”) shall be September 30, 2002, or, if his employment is terminated earlier for cause, such earlier date. Through and including the Separation Date, Mr. Gross shall, at the direction of AMS’s Chief Executive Officer, devote a substantial portion of his business time and effort to providing assistance in transitioning customer relationships to senior AMS executives.

     2.     In consideration for Mr. Gross’s promises in this Agreement, Mr. Gross shall be entitled to each of the following:

             (a)     Through and including the Separation Date, Mr. Gross shall continue to receive the base salary to which he was entitled as an employee of AMS on the date of this Agreement and shall continue to be eligible for the benefits (other than incentive compensation) to which he would have been eligible as an employee of AMS if he had continued in his position on that date.

             (b)     No more than two (2) business days after the Separation Date, or any other date agreed to in writing by the parties, and provided that all necessary time sheet data and reimbursement requests have been submitted by Mr. Gross on or before the Separation Date, Mr. Gross shall receive payment of any unpaid portion of his salary and vacation pay (annual leave) through the Separation Date, and reimbursement for any outstanding reasonable business expenses as approved in advance by the Chief Executive Officer of AMS that he has incurred in performing his duties for AMS through the Separation Date.

             (c)     Mr. Gross shall be entitled to such rights and payment of such benefits as might be provided by the terms of any employee benefit plan or program of AMS based on his service and compensation (to the extent relevant) through the Separation Date.

             (d)     Mr. Gross shall receive a severance benefit of $1,200,000. One-quarter of the severance benefit ($300,000) shall be paid in a lump sum in immediately available funds on the Separation Date, or any other date agreed to in writing by the parties. The remaining three-quarters of the severance benefit ($900,000) shall be paid in a lump sum in immediately available funds no later than January 15, 2003. Notwithstanding the foregoing, in no event will any portion of the severance benefit be paid before Mr. Gross has executed a release substantially in the form attached hereto as Attachment A (the “Release”) and the revocation period set forth in the Release has expired.

             (e)     Mr. Gross shall be granted a nonqualified stock option for 20,000 shares of common stock of AMS (the “Option”). The Option shall be granted as of July 31, 2002, under American Management Systems, Incorporated 1996 Amended Stock Option Plan F, and shall be fully vested and exercisable.

             (f)     Mr. Gross shall be reimbursed for any premiums for health insurance continuation coverage charged to Mr. Gross or his beneficiaries under any AMS health plans that is elected by Mr. Gross or his beneficiaries pursuant to Section 4980B of the Internal Revenue Code for a maximum of twenty-four (24) months. Such reimbursements shall be paid at a time or times mutually agreed to by the parties, but not before Mr. Gross has executed the Release and the revocation period set forth in the Release has expired.

             (g)     On Mr. Gross’s instructions to sell shares of AMS stock, his broker may contact AMS. AMS will then contact Shaw Pittman LLP. Shaw Pittman will then issue an opinion letter on AMS’s behalf in connection with the disposition of the shares, stating that any legend can be removed from the shares. This is a two-paragraph form letter that would be sent to AMS’s transfer agent. The transfer agent will then contact Mr. Gross’s broker to complete the sale.

Mr. Gross shall not be entitled to the benefits described in paragraphs (d), (e) and (f) above if his employment is terminated for cause. All benefits under this Agreement shall be subject to all legally required and legally permitted withholdings and deductions.

     3.     The parties agree that AMS’s promises in Section 2 are in full, final and complete settlement of all claims Mr. Gross may have against AMS, its affiliates, past and present officers, directors, employees, agents, successors and assigns, and exceed those to which Mr. Gross would be entitled absent his promises in this Agreement.

     4.     Nothing in this Agreement shall be construed as an admission of liability by AMS, its affiliates, or its past and present officers, directors, employees or agents, and AMS specifically disclaims liability to or wrongful treatment of Mr. Gross on the part of itself, its affiliates, and its past and present officers, directors, employees and agents.

     5.     Mr. Gross represents that he has not filed any complaints or charges against AMS with the U.S. Department of Labor, the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement. To the extent permitted by law, Mr. Gross promises that he will not voluntarily assist any third party in pursuing any legal claim against AMS, and he will immediately notify AMS if he is asked to provide such assistance.

     6.     Mr. Gross agrees to cooperate fully with AMS and its counsel in the defense or prosecution of any claims or actions (including litigation, investigation or governmental proceeding) that relate to events or occurrences that transpired while he was employed by AMS. Such cooperation shall include appearing from time to time at the offices of AMS or AMS’s counsel for conferences and interviews, making himself available to testify on behalf of AMS, and in general providing the officers of AMS and its counsel with the full benefit of his knowledge with respect to any such matter. AMS agrees to make reasonable efforts to schedule any cooperation at such times as will not unreasonably interfere with Mr. Gross’s employment or other business activities, and to reimburse Mr. Gross for his time in excess of 20 hours per year and reasonable out-of-pocket costs and expenses that are required to provide such cooperation. Any such time shall be reimbursed at the rate that Mr. Gross establishes for his regular consulting services. Mr. Gross shall provide AMS with verification of any such rate.

     7.     Mr. Gross and AMS, its directors, officers and employees agree that neither will make any negative or disparaging statements about the other, provided, however, that both may testify truthfully in a legal proceeding pursuant to compulsory legal process.

     8.     AMS and Mr. Gross agree that, until the Agreement is publicly disclosed as part of AMS’s filings with the U.S. Securities and Exchange Commission or in AMS’s proxy statement to its shareholders, they will treat the terms and existence of this Agreement as confidential and will not discuss the Agreement or the negotiations and communications leading to this Agreement, with anyone other than: (i) their counsel or tax advisor, as necessary to seek their professional advice, (ii) as determined by AMS in good faith to be required by law or by the rules and regulations of Nasdaq or any stock exchange on which AMS’s stock may be traded, or (iii) in AMS’s case, members of AMS’s Board of Directors and those persons necessary to implement the provisions contained in this Agreement.

     9.     Mr. Gross and AMS shall agree in advance to any public and/or internal announcement regarding Mr. Gross’s change in status. During the time he is no longer a director or officer but still employed by AMS, his title shall be “Senior Advisor.”

     10.    This Agreement shall be binding on AMS and Mr. Gross and upon their respective heirs, administrators, representatives, executors, successors and assigns.

     11.    Mr. Gross acknowledges that all confidential information regarding the business of AMS and its subsidiaries and affiliates is the exclusive property of AMS. Upon or before the Separation Date, Mr. Gross shall return to AMS all copies of any material involving such confidential information to AMS, and Mr. Gross agrees that he will not, directly or indirectly, divulge or use such information, whether or not such information is in written or other tangible form. Mr. Gross also shall return to AMS, upon or before the Separation Date any other items in his possession, custody or control that are the property of AMS. Mr. Gross understands that he is and will remain bound by the terms of the American Management Systems, Incorporated Intellectual Property Rights Agreement, the AMS Employee Confidentiality Agreement, the AMS Guide for Ethical Business Conduct after the Separation Date. This paragraph is intended to cover confidential information of AMS that relates to the business of AMS that has not otherwise been made public and shall not apply to employee responses that may be required by proper governmental or judicial inquiry.

     12.    Mr. Gross acknowledges that, in the course of his employment with AMS he has been exposed to a significant amount of highly confidential information about AMS and its affiliates, and its and their clients, business practices and strategies, and that even inadvertent disclosure of this information would cause AMS great harm. Accordingly, Mr. Gross agrees that:

             (a)     Until and for twenty-four (24) months following the Separation Date (the “Restricted Period”), he will not, on his own behalf or on behalf of any other person or entity, directly or indirectly solicit for the provision of or provide Competitive Products or Services to persons or entities that are AMS’s clients at that time or persons or entities who Mr. Gross is, or reasonably should be, aware that AMS is actively soliciting at that time to become clients. “Competitive Products or Services” means products or services, which are in whole or in part similar to or otherwise competitive with AMS’s proprietary products or to or with services then available from AMS. Mr. Gross may do corporate or personal consulting, during the Restricted Period so long as his actions are consistent with the foregoing.

             (b)     During the Restricted Period he will not, directly or indirectly, on his own behalf or in aid of another person or entity, hire or engage or solicit for hire or engagement any individual who was an employee of AMS or any of its affiliates then or at any time within the preceding twelve (12) months, without the written permission of AMS.

             (c)     During the Restricted Period he will not own a five percent or greater interest in, or be employed by or a director of, any organization that provides Competitive Products or Services, unless he receives written authorization from AMS to do so.

Mr. Gross agrees that the above restrictions are reasonable including the short length of time, and the limitation as to identified clients or prospective clients and employees. Mr. Gross also agrees that in addition to any other remedies, including an action for damages, AMS may seek injunctive relief against him for violation of this Section without the need to post a bond.

     13.    AMS, on behalf of itself, its subsidiaries and affiliates, its current and former officers and directors in their official capacities, and its and their heirs, successors and assigns, unconditionally releases Mr. Gross and his heirs, successors, and assigns from any and all claims, demands, actions, and liabilities that AMS otherwise might have asserted arising out of Mr. Gross’s employment or other association with AMS and the termination of that employment or association, and covenants not to sue Mr. Gross or any of his heirs, successors, or assigns based, in whole or in part, on any such claims, demands, actions, or liabilities. The foregoing release and covenant shall not apply to (i) any claims, demands, actions, or liabilities arising after the date on which AMS executes this Agreement or from acts or omissions that constitute crimes, (ii) AMS’s right to enforce the terms of this Agreement, (iii) the rights of AMS and its current and former officers and directors to make claims or demands against Mr. Gross in the event that claims or demands are made against them arising out of or relating to acts or omissions of AMS, its officers or directors, including Mr. Gross. The foregoing release and covenant shall be effective when Mr. Gross has executed the Release and the revocation period set forth in the Release has expired.

     14.    Any dispute or controversy arising under or in connection with this Agreement shall, if AMS or Mr. Gross so elects, be settled by arbitration, in accordance with the Commercial Arbitration Rules procedures of the American Arbitration Association. Arbitration shall occur before a single arbitrator, provided, however, that if the parties cannot agree on the selection of such arbitrator within 30 days after the matter is referred to arbitration, each party shall select one arbitrator and those arbitrators shall jointly designate a third arbitrator to comprise a panel of three arbitrators. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the Commonwealth of Virginia. AMS and Mr. Gross each irrevocably consent to the jurisdiction of the federal and state courts located in Virginia for this purpose. The arbitrator shall be authorized to allocate the costs of arbitration between the parties. Notwithstanding the foregoing, AMS, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief in order to avoid irreparable harm and such other relief as AMS shall elect to enforce Mr. Gross’s covenants in Sections 10 and 11 hereof.

     15.    Should any provision of this Agreement be declared or be determined by any court, administrative agency or arbitrator to be invalid or unenforceable, and that provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the agreement and the validity of the remaining parts, terms or provisions shall not be affected thereby and shall be given their intended meaning and effect.

     16.    This Agreement sets forth the entire agreement between Mr. Gross and AMS, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of Mr. Gross pursuant to any agreement with regard to the protection of AMS’s confidential information, intellectual property rights, or client or employee relationships, that by its terms continues after Mr. Gross’s separation from AMS’s employment. This Agreement may only be modified by written agreement signed by both parties. Mr. Gross acknowledges that he has not relied upon any statement or representation, written or oral, by AMS or its affiliates, past or present officers, directors, employees or agents that is not set forth or referenced in this Agreement.

     17.    This Agreement shall be governed in all respects by Virginia law, without regard to its conflict of laws principles.

Dated:	9/30/02
/s/ Patrick W. Gross

Patrick W. Gross

Dated:	9/30/02		AMERICAN MANAGEMENT SYSTEMS,
INCORPORATED

		By:	/s/ Garry Griffiths

ATTACHMENT A

GENERAL RELEASE AND COVENANT NOT TO SUE

     In consideration of the receipt of specified benefits under my Separation Agreement (the “Agreement”) with American Management Systems, Incorporated (“AMS”), which Agreement hereby is incorporated by reference in this general release and covenant not to sue (the “Release”), I, Patrick W. Gross, on behalf of myself, and on behalf of my heirs, successors and assigns, hereby release unconditionally AMS, all of its past, present and future subsidiaries, affiliates, directors, officers, employees; and all of its and their respective heirs, successors, and assigns from any and all claims, demands, actions, and liabilities that I otherwise might have asserted, including but not limited to those arising out of my employment or other association with AMS and the termination of that employment or association; and covenant not to sue AMS, any of its past, present and future subsidiaries, affiliates, directors, officers, employees, agents, and representatives; or any of its or their respective heirs, successors, and assigns based, in whole or in part, on any such claims, demands, actions, or liabilities.

     The foregoing release and covenant do not apply to (1) any claims that arise after the date on which I sign this Release, (2) my right to enforce the terms of the Agreement, (3) any rights that I might have to benefits under the American Management Systems, Inc. 401(k) Plan, the American Management Systems, Inc. Simplified Employee Pension Plan, or any successor to either, (4) any rights that I might have to benefits under any other employee benefit plan or arrangement, to the extent those benefits are subject to sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended, (5) any rights that I might have to benefits or other compensation under any other employee benefit plan or arrangement, to the extent those benefits or compensation were accrued and vested before my termination of employment under the terms of the plan or arrangement as in effect at that time, or (6) my right to make claims or demands against AMS and its current and former officers and directors in the event that claims or demands are made against me arising out of or relating to acts or omissions of AMS, its officers or directors. Those rights, and only those rights, survive unaffected by this Release.

     I understand that as a consequence of my signing this Release I am giving up, with respect to my AMS employment and the termination of that employment, any and all rights I otherwise might have under the Age Discrimination in Employment Act of 1967, as amended and the Older Workers Benefit Protection Act of 1990 and any and all other federal, state or municipal laws prohibiting discrimination in employment on the basis of age.

     I acknowledge and agree that (1) the consideration described in the Agreement constitutes consideration in addition to the regular severance and other benefits I would be entitled to receive from AMS upon leaving its employment, (2) I was and am hereby advised by AMS to consult with an attorney before signing this Release, (3) I was given a period of at least

21 days within which to consider whether to sign this Release, and (4) I was and am hereby advised by AMS of my statutory right to revoke this Release within seven (7) days of my signing this Release and advised that the Release will not become effective or enforceable until the revocation period has expired.

     I warrant and represent that my decision to enter into this Release was (1) entirely voluntary on my part; (2) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Agreement; and (3) not influenced by any threats or other coercive activities to induce acceptance of this Release.

     I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release.

* * * *

     IN WITNESS WHEREOF, I hereby acknowledge receipt of consideration and execute the foregoing Release this      30      day of      September     , 2002.

/s/ Patrick W. Gross

Patrick W. Gross

Witnessed by           /s/ Garry Griffiths           on this      30      day of      September     , 2002.

Garry Griffiths

WITNESS